Exhibit 10.9

INTERCOMPANY SERVICES AGREEMENT

This INTERCOMPANY SERVICES AGREEMENT (this “Agreement”), dated May 1, 2017 and effective as of May 1, 2017 (the “Effective Date”), is made and entered into by and between BridgeBio Services Inc., a Delaware corporation (the “Provider”), and Eidos Therapeutics, Inc., a Delaware corporation (the “Recipient”). The Provider and the Recipient may be referred to collectively herein as the “Parties” and each, a “Party.”

WHEREAS, the Provider provides facilities, supplies and employs, or will employ from time to time, certain employees in the capacities set forth on Exhibit A attached hereto (the “Designated Services and Personnel”), and the Recipient desires to obtain the services of Provider, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Services. During the term of this Agreement, the Provider shall provide the facilities and supplies, and shall provide the services set forth in Exhibit B as may be requested by the Recipient through Designated Personnel (the “Services”).

2. Compensation.

(a) The Services shall be provided by the Provider to the Recipient at the costs(s) and price(s) set forth on Exhibit A hereto (collectively, the “Service Fees”).

(b) Billing and Payment Terms. The Provider will invoice the Recipient on a monthly basis for all Service Fees accrued during the preceding month, and the amounts due under such invoice shall be payable within thirty (30) days after the Recipient’s receipt of such invoice.

3. Personnel. Subject to Section 2, Provider shall be solely responsible for the payment of all salary, benefits and any other direct and indirect compensation for the Designated Personnel assigned to perform Services for the Recipient under this Agreement, as well as such Designated Personnel’s worker’s compensation insurance, employment taxes, and any other employer liabilities relating to such employees as may be required by law (including, for the avoidance of doubt, costs associated with any stock-based compensation of the Designated Personnel, unless required to be excluded pursuant to a change in law after the date hereof) or under the terms and conditions of any employment contract between such Designated Personnel and the Provider.

4. Independent Contractor. Provider shall be an independent contractor in connection with the performance of the Services, and neither Provider nor any of the Designated Personnel shall be deemed to be employees of the Recipient. With respect to the relationship created under this Agreement, the Parties are not joint ventures, partners, principal and agent, or employer and employee, and have no relationship other than as independent contracting parties.

5. Intellectual Property. The Provider will make full and prompt disclosure to the Recipient of all inventions, discoveries, designs, developments, methods, modifications, improvements, ideas, products, processes, algorithms, databases, computer programs, formulae, techniques, know-how, trade secrets, graphics or images, and audio or visual works and other works of authorship, whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by the Provider (alone or jointly with others), including without limitation by the Designated Personnel, during the term of this Agreement as a result of performing the Services or otherwise in reliance on Confidential Information of the Recipient (collectively “Developments”). The Provider acknowledges that all work performed by the Provider in providing the Services is on a “work for hire” basis, and the Provider hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Recipient and its successors and assigns all of the Provider’s right, title and interest in all Developments, including such Developments that result from the performance of the Services, and all related patents, patent applications, trademarks and trademark applications, service marks and service mark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide.

6. Confidentiality. For purposes of this Agreement, “Confidential Information” means any information disclosed by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement relating to any proprietary or confidential information of the Disclosing Party including, without limitation, business, finances, scientific matters, research and development, technology or operations of the Disclosing Party; provided, however, that Confidential Information excludes information that (a) was in the public domain at the time it was disclosed or has become in the public domain through no fault of the Receiving Party; (b) becomes known to the Receiving Party through lawful means, at the time of disclosure; or (c) was independently developed by the Receiving Party without any use of the Disclosing Party’s Confidential Information. In the event that the Receiving Party, or any of its representatives, becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide notice of such requirement and cooperate with the Disclosing Party to obtain a protective order or similar remedy to cause the Disclosing Party’s Confidential Information not to be disclosed. In the event that such protective order or other similar remedy is not obtained, the Receiving Party will exercise commercially reasonable efforts to obtain assurance that “highly confidential” or other similar protective treatment will be accorded such Confidential Information. The Receiving Party will (i) treat as confidential all Confidential Information of the Disclosing Party, (ii) not use such Confidential Information except to exercise its rights and perform its obligations under this Agreement, and (iii) not disclose such Confidential Information to any third party except to such employees and agents of the Disclosing Party who have a need to know such information in order to fulfill the Disclosing Party’s obligations hereunder and who are bound by obligations of confidentiality and non-use at least as stringent as those applicable to the Disclosing Party hereunder. Each Party will use at least the same degree of care (and not less than a reasonable degree of care) it uses to prevent the disclosure of its own confidential information of like importance, to prevent the disclosure of the Disclosing Party’s Confidential Information.

7. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue until such time as all Services have been completed or the Parties have mutually agreed in writing to terminate this Agreement. Notwithstanding the foregoing, either Party may terminate this Agreement in its entirety or with respect to one or more members of the Designated Personnel at any time, with or without cause, upon at least thirty (30) days’ prior written notice to the other Party.

8. Miscellaneous Provisions.

(a) Notice. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by facsimile or electronic mail transmission, upon acknowledgment of receipt by the recipient, (ii) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday if sent for Saturday delivery) or (iii) if sent by registered or certified mail, upon the sooner of receipt or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices will be sent to the most current address, electronic mail address or facsimile number provided by a Party to the other Party.

(b) Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its conflicts of laws principles.

(c) Assignment. Neither Party may assign or transfer this Agreement without the prior written consent of the other Party; provided, that the Recipient may assign this Agreement to an affiliate of the Recipient or to a successor in connection with the merger, consolidation or similar transaction effecting a sale or disposition of all or substantially all of the Recipient’s assets to a third party. Subject to the foregoing, this Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(e) Entire Agreement. This Agreement, including any exhibit hereto, and the documents referred to herein contain the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

(f) Amendments and Waiver. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the Parties hereto, or, in the case of a waiver, the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

(g) Construction. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof.

(h) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of a counterpart hereto by facsimile or other electronic transmission shall be deemed an original.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first herein above written.

PROVIDER:

BRIDGEBIO SERVICES INC.

By:	/s/ Neil Kumar

Name:	Neil Kumar
Title:	CEO

RECIPIENT:

EIDOS THERAPEUTICS, INC.

By:	/s/ Jonathan C Fox
Name:	Jonathan C Fox
Title:	President & CMO

[Signature Page to Intercompany Services Agreement]

EXHIBIT A

DESIGNATED FACILITIES, PERSONNEL AND SERVICE FEES

The annual Service Fees will be calculated as follows:

•	Annual Service Fees shall be based on the direct costs incurred in connection with the provision of the Services plus a mark-up.

•	The mark-up will be mutually agreed by the Parties at the beginning of each fiscal year based on prevailing market conditions as evidenced by an annual economic benchmark analysis.

•	Direct costs incurred in connection with the provision of the Services shall be that ratable portion (as determined based on the time spent on the Services as a percentage of total work time spent by the Designated Personnel, or some other mutually agreed upon measurement base) of:

a.	All annual salary, benefits and any other direct and indirect compensation for the Designated Personnel assigned to perform Services for the Recipient under this Agreement, as well as such Designated Personnel’s worker’s compensation insurance, employment taxes, and any other employer liabilities relating to such employees as may be required by law or under the terms and conditions of any employment contract between such Designated Personnel and the Provider (the “Current Compensation”).

b.	Total rent and facilities (including information technology) costs.

For annual budgeting purposes, the Parties agree that the following will provide an initial estimate of the annual ratable portion of direct costs and the mark-up to be applied. These amounts will be subject to quarterly/annual true up based on the personnel changes and quarterly/annual fee calculations herein.

Designated Personnel /Expense Item	Total Cost Base	Estimated Annual Ratable Portion	Applicable Mark-Up
Neil Kumar	Current Compensation	20%	4%
Cameron Turtle	Current Compensation	50%	4%
Charles Homcy	Current Compensation	60%	4%
Rubal Sekhon	Current Compensation	50%	4%
Rent and other facilities	All Rent & Facilities Costs	30%	4%
D&O	Insurance	20%	4%
WC	Insurance	10%	4%
Vanguard	401K Management	20%	4%
Misc Exp	Travel/Other Invoices	As Incurred	4%

EXHIBIT B

SERVICES

•	Providing strategic, business and corporate development consultation services to Recipient.

•	Negotiating contracts with, and management of, Recipient’s service providers and suppliers.

•	Providing assistance with the recruitment and hiring of employees by Recipient.

•	Any other services as mutually agreed by Recipient and Provider.